UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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HG Holdings, Inc.

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HG Holdings, Inc.

2115 E. 7th St., Suite 101

Charlotte, North Carolina 28204

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 18, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HG Holdings, Inc. (formerly Stanley Furniture Company, Inc.) will be held at the offices of McGuireWoods LLP, Fifth Third Center, 201 North Tryon Street, Suite 3000, 30th Floor, Charlotte, North Carolina 28202, on Monday, June 18, 2018, at 11:00 A.M., for the following purposes:

(1)	To elect one director to serve a three-year term on our board of directors;

(2)	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers;

(3)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The stockholders of record of our common stock at the close of business on April 23, 2018 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you should bring a form of photo identification to the Annual Meeting. If your shares are held in "street name" by your broker, bank or other nominee and you wish to attend the Annual Meeting, you should bring a proxy or letter from that broker, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. All stockholders are cordially invited to attend the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we request that you mark, date, sign and return your proxy as soon as possible so that your shares may be certain of being represented and voted at the meeting. You may also vote by phone or on the Internet by following the instructions on the proxy card. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

Bradley G. Garner

Secretary

April 30, 2018

HG Holdings, Inc.

2115 E. 7th St., Suite 101

Charlotte, North Carolina 28204

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 18, 2018

The enclosed proxy is solicited by and on behalf of the board of directors of HG Holdings, Inc. (formerly Stanley Furniture Company, Inc.) for use at the Annual Meeting of Stockholders to be held on Monday, June 18, 2018, at 11:00 A.M., at the offices of McGuireWoods LLP, Fifth Third Center, 201 North Tryon Street, Suite 3000, 30th Floor, Charlotte, North Carolina 28202 and any adjournment thereof. The matters to be considered and acted upon at this meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being made available on or about April 30, 2018 to all holders of record of our common stock on April 23, 2018. Shares of our common stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by such stockholder at any time prior to the voting of the proxy by delivering a written notice to our Secretary, executing and delivering a later-dated proxy or attending the meeting and voting in person.

We will bear the cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations. In addition to the solicitation of proxies by use of the mails, our directors, officers and employees may solicit proxies by telephone, telegram, e-mail, personal interview or other means. We will also request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of our common stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

VOTING RIGHTS

On April 23, 2018, there were 14,560,030 shares of our common stock outstanding and entitled to vote. Each share entitles the holder thereof to one vote.

ELECTION OF DIRECTORS

Our board of directors has set the number of our directors at four, with the directors divided into three classes with staggered terms. The term of Mr. John D. Lapey expires at the time of the 2018 Annual Meeting of Stockholders. We propose the election of Matthew A. Hultquist for a three-year term expiring at the time of the 2021 Annual Meeting. Currently, there is one vacancy on our board of directors and our board anticipates filling that vacancy with an individual with background appropriate in view of, and in connection with, acquiring non-furniture assets using a portion of the cash proceeds from the sale of substantially all our assets on March 2, 2018.

The shares represented by proxies will be voted as specified by the stockholder. If the stockholder does not specify a choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event the nominee should not continue to be available for election, the proxies will be voted for the election of such other person as our board of directors may recommend. As of the date of this proxy statement, our board of directors has no reason to believe that the nominee named below will be unable or unwilling to serve.

Our board and corporate governance and nominating committee in considering its recommendation of the nominee for election at the 2018 Annual Meeting, as well as in making its previous recommendation of our other directors, focused primarily on the information discussed in each of the director’s individual biographies set forth below. In particular, with regard to Mr. Gilliam, our board and corporate governance and nominating committee considered his strong background in the manufacturing sector and his financial experience as a chief financial officer. With respect to Mr. Hale, our board and corporate governance and nominating committee considered his experience with asset management and his firm’s position as holder at the time of his election to his current term as a director of approximately 10% of our outstanding common stock. With respect to Mr. Hulquist, our board and corporate governance and nominating committee considered his experience in advising businesses on strategic growth.

Mr. Hale was elected to our board of directors pursuant to the terms of an agreement dated January 30, 2017 with Hale Partnership Fund, LP, and related parties, a stockholder group that, as of the date of the agreement, owned approximately 10% of our outstanding common stock and which had nominated two candidates for election to our board of directors at the 2017 Annual Meeting. Under this agreement, the stockholder group withdrew its nominations and agreed, among other things, to vote in favor of the election of Messrs. Gilliam and Hale as directors at the 2017 Annual Meeting.

Mr. Gilliam was elected to our board of directors in February 2015 pursuant to an agreement dated February 12, 2015 with Hale Partnership Fund, LP, Talanta Fund, L.P. and related parties which had nominated two candidates for election to our board of directors at the 2015 Annual Meeting. Under this agreement, these parties withdrew their nominations and agreed, among other things, to vote in favor of the election of Messrs. Haley and Lapey as directors at the 2015 Annual Meeting.

Nominee for Election for Three-Year Term Ending 2021

Matthew A. Hultquist, 39, is the Managing Member of Hillandale Advisors, a private investment and advisory firm that works with private businesses and their owners on strategic growth. Mr. Hultquist has held his position since 2017.  From 2006 to 2016, Mr. Hultquist served on the investment team at Sasco Capital, Inc., a public equity asset management firm, which invested in mid to large capitalization public companies undergoing turnarounds. Mr. Hulquist was nominated by Hale Partnership Fund, L.P. as a stockholder director nominee for election at the 2018 Annual Meeting. Steven A. Hale II, a director and our Chief Executive Officer, is managing member of the general partner of Hale Partnership Fund, L.P. The stockholder nomination was made before Mr. Hale became our Chief Executive Officer.

Directors Whose Terms Do Not Expire this Year

Steven A. Hale II, 34, has been a director since February 2017 and his present term will expire in 2020. He was also elected our Chief Executive Officer effective March 2, 2018. Mr. Hale is the founder of Hale Partnership Capital Management, LLC, an asset management firm that serves as the investment manager to certain privately held investment partnerships. Mr. Hale has held his position since 2010. From 2007 to 2010, prior to founding Hale Partnership Capital Management, LLC, Mr. Hale was an associate director with Babson Capital Management, LLC, an asset management firm, where he had responsibility for coverage of distressed debt investments across a variety of industries. From 2005 to 2007, Mr. Hale was a leveraged finance analyst with Banc of America Securities.

Jeffrey S. Gilliam, 60, has been a director since February 2015 and his present term will end in 2020. Mr. Gilliam has served as managing member of Willow Oak Advisory Group, LLC, a provider of business advisory services since January 2016. Mr. Gilliam was a director of the Finley Group, a corporate advisory firm, from August 2012 until January 2016. Mr. Gilliam was employed by Toter, Incorporated (a division of Wastequip, LLC), a manufacturer of automated cart systems, as President from October 2008 until August 2012, and as Vice President Finance (Chief Financial Officer) from June 2002 until October 2008.

CORPORATE GOVERNANCE

Board and Board Committee Information

Our board of directors has determined that all current directors, with the exception of Mr. Hale who serves as our Chief Executive Officer, are “independent directors” as that term is defined in the rules of The NASDAQ Stock Market (which we have adopted for purposes of determining such independence even though we are not listed on a national exchange). Our board of directors has also determined that individuals serving as directors during 2017 who are not current directors were “independent directors” as that term is defined in the rules of The NASDAQ Stock Market, with the exception of Glenn Prillaman who served as a director and our Chief Executive Officer until December 2017. In addition, our board of directors has also determined that Mr. Hultquist, nominee for director, will be an “independent director” as that term is defined in the rules of The NASDAQ Stock Market in the event he is elected as a director at the 2018 Annual Meeting.

The full board of directors met 24 times during 2017 and our independent directors also met separately seven times in 2017. Each incumbent director attended at least 75% of the total 2017 board meetings and committee meetings held during periods that he was a member of the board or such committees. Our board of directors has adopted a policy that all directors should attend the Annual Meeting of Stockholders. All directors attended the 2017 Annual Meeting of Stockholders, other than T. Scott McIlhenny whose term as a director expired at the 2017 Annual Meeting of Stockholders.

Our board of directors currently has three standing committees: an audit committee, a compensation and benefits committee and a corporate governance and nominating committee. Each of these committees has a written charter, current copies of which can be found at our website, www.hgholdingsinc.net. Michael P. Haley and Justyn R. Putnam served as members of the audit, compensation and benefits, and corporate governance and nominating committees until their resignation as directors in December 2017. T. Scott McIlhenny, Jr. served on the audit, compensation and benefits, and corporate governance and nominating committees until his term as a director expired in May 2017. Our corporate governance and nominating committee has recommended that Mr. Hultquist be elected to each of the standing committees of our board of directors in the event he is elected as a director at the 2018 Annual Meeting. Our corporate governance and nominating committee has also recommended that Mr. Hale not be re-elected to the compensation and benefits committee or the corporate governance and nominating committee after the 2018 Annual Meeting in view of his position as our Chief Executive Officer.

Audit Committee. The audit committee presently consists of Messrs. Gilliam and Lapey. Our board has determined that all of the members of the audit committee meet the current independence requirements contained in the rules of The NASDAQ Stock Market. Our board has also determined that Messrs. Gilliam, and Lapey are “audit committee financial experts” as that term is defined in regulations promulgated by the Securities and Exchange Commission. The primary purpose of the audit committee is to assist our board in fulfilling its responsibilities to oversee management’s conduct of our financial reporting process, including internal control over financial reporting. The audit committee also serves as direct liaison with our independent public accountants and is responsible for the selection or discharge of our accountants. The audit committee met seven times during 2017.

Compensation and Benefits Committee. The compensation and benefits committee, presently consisting of Messrs. Hale, Gilliam and Lapey, establishes salaries of executive officers and incentive compensation for our officers and employees. The compensation and benefits committee has not delegated its authority to any other person. The compensation and benefits committee administers our 2000 Incentive Compensation Plan, 2008 Incentive Compensation Plan, 2012 Incentive Compensation Plan and has authority under the 2012 Incentive Compensation Plan to select employees to receive incentive awards and to determine for each employee the nature of the incentive award and the terms and conditions of each incentive award. The compensation and benefits committee has the same responsibilities with regard to incentive awards for non-employee directors. All of the members of the compensation and benefits committee, other than Mr. Hale, are “independent directors” as that term is defined in the rules of The NASDAQ Stock Market. The compensation and benefits committee met six times during 2017.

Corporate Governance and Nominating Committee. The corporate governance and nominating committee, presently consisting of Messrs. Hale, Gilliam and Lapey, makes recommendations of nominations for directors and considers any stockholder nominations for director made in accordance with our bylaws. The corporate governance and nominating committee is also responsible for recommending corporate governance policies and for making recommendations on director compensation. All of the members of the corporate governance and nominating committee, other than Mr. Hale, are “independent directors” as that term is defined in the rules of The NASDAQ Stock Market. The corporate governance and nominating committee met three times during 2017.

The corporate governance and nominating committee does not have a formal policy with respect to diversity; however, our corporate governance and nominating committee, as well as our board, in recommending director nominees seeks a board composed of individuals who represent a mix of backgrounds, skills and experience in order to enhance the board’s deliberations and discussions.

Board Leadership Structure

Our board does not have a policy on whether or not the roles of chief executive officer and chairman of the board should be separate and, if they are to be separate, whether the chairman of the board should be selected from the non-employee directors or be an employee. Our board believes that it should be free to make a choice from time to time in any manner that is in the best interests of our company and stockholders. During 2017, our chairman was an independent, non-employee director. The board believes that, before the sale of substantially all our assets, the separation of chairman and chief executive officer was best for the company as it allowed our chief executive officer to focus on the company's strategy, business and operations, while enabling our chairman to assist with board matters and serve as a liaison between the board and the company's management.  Our current chairman was an independent, non-employee director until he became chief executive officer effective March 2, 2018 in connection with the sale of substantially all our assets. Since we currently have no operating business, the board believes this leadership structure combining the roles of chairman and chief executive officer is more effective and promotes the development and implementation of an acquisition strategy focused on non-furniture related assets that will allow us to potentially derive a benefit from our net operating loss carryforwards.

Risk Management

Our board has an active role, as a whole and also through its committees, in overseeing management of our risks. We undertake at least annually a risk assessment to identify and evaluate risks and to develop plans to manage them effectively. This assessment is reviewed with the audit committee. Our board and audit committee also regularly review information regarding our strategy, financial position and operations, as well as risks associated with each. In addition, the compensation and benefits committee is responsible for oversight of potential risks related to compensation programs and policies.

Director Compensation

Our board of directors approved the following policy for 2017 compensation of non-employee directors:

(i)	each non-employee director, other than the chairman of the board, received annual cash compensation in the amount of $22,500,

(ii)

each non-employee director, other than the chairman of the board, received an annual stock grant to acquire a number of shares with a fair value of $15,000 which a director may elect to receive as restricted stock or non-qualified stock options in such proportions as the director may designate (the annual grant is made as of the Annual Meeting of Stockholders with restricted stock vesting upon completion of the director’s then current term and options having a seven-year term and vesting after one year), and

(iii)

the chairman of the board received annual cash compensation in the amount of $26,250 and an annual stock grant to acquire a number of shares with a fair value of $20,000 (the annual grant is made as of the Annual Meeting of Stockholders and is otherwise on the same terms as the annual stock grant for the other non-employee directors).

Each non-employee director elected to receive the 2017 stock grant in the form of restricted stock. The corporate governance and nominating committee reviews director compensation annually and, as part of that process, typically has for review publicly available director compensation information for other comparable companies in the furniture industry. In addition, the corporate governance and nominating committee periodically reviews director compensation and benefits with the compensation consultant for the committee. Our board of directors approves director compensation. Pursuant to the agreement under which he was elected to our board, Mr. Hale has agreed to serve as a director without compensation.

The following table sets forth information concerning the compensation of directors for the year ended December 31, 2017.

DIRECTOR COMPENSATION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
MICHAEL P. HALEY	21,277	15,000	36,277
T. SCOTT MCILHENNY, JR.	8,963	—	8,963
STEVEN A. HALE II	—	—	—
JOHN D. LAPEY	25,751	20,000	45,751
JEFFERY S. GILLIAM	22,500	15,000	37,500
JUSTYN R. PUTNAM	21,277	15,000	36,277
_______________
(1)	The number of stock options (shares) and restricted shares outstanding at December 31, 2017 for each of our directors in the above table is as follows:

Name	Stock Options	Restricted Shares
MICHAEL P. HALEY	40,474	—
T. SCOTT MCILHENNY, JR.	35,321	—
STEVEN A. HALE II	—	—
JOHN D. LAPEY	—	30,354
JEFFERY S. GILLIAM	—	12,931
JUSTYN R. PUTNAM	—	—

Nominations for Director

Our bylaws provide that a stockholder entitled to vote in the election of directors may nominate one or more persons for election as a director only if advance written notice is given. Written notice of such stockholder’s intent to make such nomination must be received by our Secretary or deposited in the U.S. mail, postage prepaid, to our Secretary not later than 120 days in advance of the anniversary date of our proxy statement for the previous year’s Annual Meeting. Any stockholder wishing to nominate one or more persons as director must submit the following information in writing:

(i)	the name and address of the stockholder who intends to make the nomination;

(ii)

a representation that the stockholder is a stockholder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(iii)

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which any nomination is to be made by the stockholder;

(iv)

such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by our board of directors; and

(v)	the consent of each proposed nominee to serve as one of our directors if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

By requiring advance notice of stockholder nominations, this bylaw affords the corporate governance and nominating committee and our board of directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board, to inform stockholders about these qualifications. The bylaw does not give our board of directors any power to approve or disapprove a stockholder’s nomination for election of directors. However, it may have the effect of precluding a contest for the election if its procedures are not followed, and therefore may discourage or deter a stockholder from conducting a solicitation of proxies to elect the stockholder’s own slate of directors.

Stockholder Communications

Our board welcomes communications from stockholders and has adopted a procedure for receiving and addressing them. Stockholders may send written communications to the entire board or to individual directors by addressing them to Corporate Secretary, HG Holdings, Inc., 2115 E. 7th St., Suite 101, Charlotte, North Carolina 28204.

Review of Transactions with Related Persons

Under our code of conduct and audit committee charter, the audit committee must approve any transaction involving related persons which requires disclosure in our proxy statement under applicable rules of the Securities and Exchange Commission. Under the audit committee charter, the audit committee is responsible for reviewing these transactions and has the power to approve or disapprove these transactions. There were no such transactions in 2016 or 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires our executive officers and directors, and any persons owning more than 10% of our common stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on our review of the copies of the Forms 3, 4 and 5 we have received, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, we believe that all executive officers, directors and 10% stockholders complied with these filing requirements except as follows that Matthew Smith filed late his Form 3 reporting that he had been elected our interim chief executive officer and did not own any of our common stock.

EXECUTIVE COMPENSATION

Executive Compensation Program

In accordance with SEC rules, the tables and narrative descriptions that follow describe our executive compensation as in effect during 2017. On March 2, 2018, we sold substantially all of our assets, and, as a result, the executive officers (Mr. Prillaman, Mr. Smith and Ms. Wimmer) who are described below are no longer employed with us, and the 2017 executive compensation program described below will no longer be applicable to us going forward.

As a result of our asset sale, we now have two new executive officers who receive the following compensation:

●	Our current Chief Executive Officer, Steven A. Hale II, receives an annual salary of $1.00 and

●	Our current Principal Financial and Accounting Officer, Bradley G. Garner, receives an annual salary of $85,000.

Our named executive officers for 2017 were Glenn Prillaman, our former President and Chief Executive Officer (principal executive officer), Matthew Smith, our interim Chief Executive Officer and Anita Wimmer, our Vice President – Finance/Corporate Controller (principal financial officer) (collectively, the “Named Executive Officers”). Mr. Prillaman’s employment with us ended on December 7, 2017, and Mr. Smith served as our interim CEO for the remainder of 2017.

During 2017, our executive compensation program had three major components: salary, annual bonus and equity awards. The program was designed to provide executives with a significant opportunity for variable compensation dependent on our performance. The compensation program’s overall objective was to enable us to attract and retain the services of highly-skilled executives who could perform multiple roles on our lean management team. The program sought to enhance our performance and value to stockholders by aligning closely the financial interests of our executives with those of our stockholders.

Our executive compensation program is administered by the compensation and benefits committee of our board of directors.

Salary. Mr. Prillaman’s 2017 salary was $191,250. Until July 1, 2017, Ms. Wimmer’s 2017 annual salary was $112,500; however, Ms. Wimmer received a cash make-whole payment of $37,500 in July 2017 which was equal to the reduction in the first six months of 2017 for her 2016 salary of $150,000. Effective July 1, 2017, Ms. Wimmer’s 2017 salary was increased to $180,000. Mr. Smith did not receive a base salary from us during 2017; instead, we paid the Finley Group, Inc. a weekly rate of $15,000 for Mr. Smith’s services for the final three weeks of 2017, for a total payment of $45,000.

Annual Bonus. The 2017 bonus plan was established based on net income as the sole performance measure. For purposes of the 2017 bonus plan, net income excluded from income amounts we received under the Continued Dumping and Subsidy Offset Act in connection with the case involving wooden bedroom furniture imported from China. Each executive’s bonus target was set at a percentage of the executive’s base salary. An executive was eligible to earn his or her bonus target if the company achieved its net income goal for the year (referred to as achieving the “plan”). A smaller bonus was paid for net income performance between a threshold net income goal and the plan. A larger bonus (up to a pre-established maximum) was paid for performance in excess of plan. No bonus was paid if the company’s net income for the year failed to meet the threshold goal. For 2017, Mr. Prillaman and Ms. Wimmer had a plan bonus of 44% and 22% of their respective salaries and a maximum bonus of 150% and 75% of their respective salaries. Mr. Prillaman and Ms. Wimmer did not receive a bonus under the 2017 bonus plan as the threshold was not met. Mr. Smith was not eligible for an annual bonus for 2017.

Long-Term Incentives. In January 2016 and July 2017, the compensation and benefits committee awarded performance-vested restricted stock to Mr. Prillaman and Ms. Wimmer, with the number of shares subject to each award determined by dividing a percentage of each named executive officer’s base salary by the closing price per share on the grant date. Mr. Smith was not eligible for and did not receive any restricted stock awards in 2016 or 2017.

2016 Awards. For the awards made In January 2016, the percentage of base salary was 110% for Mr. Prillaman and 15% for Ms. Wimmer. One third of the restricted stock vested if the company’s annual earnings per share (EPS) for either 2016 or 2017 exceeded a certain amount. An additional one third of the restricted stock vested if EPS exceeded a higher amount in either 2017 or 2018, and the final one third vested if EPS exceeded a still higher amount in either 2018 or 2019. Any portion of the restricted stock that had not vested based on achievement of the annual EPS goals described above could still vest following the end of 2019 if total combined EPS for 2016 through 2019 equaled or exceeded the sum of the annual EPS goals for 2016/2017, 2017/2018 and 2018/2019, and if total combined EPS for 2018 and 2019 exceeded a specified amount. In addition, the restricted stock vested upon a named executive officer’s termination of employment due to death or disability or upon the occurrence of a change of control of the company. Dividends are paid on the restricted stock only if and to the extent the underlying shares become vested. The annual EPS goal for 2016 and 2017 was not achieved for 2017; however, Mr. Prillaman’s restricted stock awards made in 2016 vested on the date of his termination of employment on December 7, 2017 pursuant to the terms of his separation agreement with the company, and Ms. Wimmer’s restricted stock award made in 2016 vested as a result of the sale of substantially all our assets on March 2, 2018, which constituted a change in control for purposes of her award.

2017 Awards. For the awards made in July 2017, the percentage of base salary was 110% for Mr. Prillaman and 40% for Ms. Wimmer.  One fourth of the restricted stock vested if the company’s net income for the last two quarters of 2017 exceeded a certain amount and an additional one fourth vested if the company’s net income for the last two quarters exceeded a higher amount. Neither net income goal for the last two quarters of 2017 was achieved. An additional one fourth of the restricted stock vested if net income exceeded a certain amount in 2018, and the final one fourth vested if EPS exceeded a higher amount in 2018. In addition, the restricted stock vested upon a named executive officer’s termination of employment due to death or disability or upon the occurrence of a change of control of the company. Dividends are paid on the restricted stock only if and to the extent the underlying shares become vested. Mr. Prillaman’s restricted stock awarded in July 2017 vested on the date of his termination of employment on December 7, 2017, pursuant to the terms of his separation agreement with the company. For Ms. Wimmer, due to the company’s failure to achieve its net income goals for the last two quarters of 2017, one-half of her restricted stock awarded in July 2017 lapsed, and the remaining half vested upon the sale of substantially all of our assets on March 2, 2018, which constituted a change in control for purposes of her award.

Summary Compensation Table

The following table sets forth compensation received by the Named Executive Officers for the years ended December 31, 2017 and 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)	Total ($)

GLENN PRILLAMAN, Former	2017	186,959	—	281,600	—	—	255,000(2)	723,558
President and Chief Executive Officer until December 7, 2017	2016	255,000	—	281,601	—	—	—	536,601

MATTHEW SMITH, Interim Chief Executive Officer, effective December 7, 2017	2017	45,000(3)	—	—	—	—	—	45,000

ANITA WIMMER,	2017	165,000	—	60,000	—	—	—	225,000
Vice President – Finance/Corporate Controller	2016	150,000	—	22,501	—	—	—	172,501

____________

(1)

The stock awards for 2017 and 2016 are valued under the assumptions contained in Note 6 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2017.

(2)	Represents severance payment pursuant to separation agreement as described on page 11 of this proxy statement.
(3)

Mr. Smith served as our interim Chief Executive Officer under the terms of an engagement letter, effective October 23, 2017, between us and The Finley Group, Inc. Under the terms of the engagement letter, we agreed to pay The Finley Group, Inc. a daily billing rate of $3,000 for Mr. Smith’s services, including as interim Chief Executive Officer, with a weekly cap of $15,000.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the year-end number and value of unexercised options, restricted stock that has not vested and equity incentive plan awards for each of the Named Executive Officers.

OUTSTANDING EQUITY AWARDS

AT DECEMBER 31, 2017 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(2)
GLENN	50,000		9.22	03/07/2018	—		—	—		—
PRILLAMAN,	100,000		8.64	03/07/2018
President and	200,000		3.20	03/07/2018
Chief Executive	89,833		3.07	03/07/2018
Officer until	107,865		4.45	03/07/2018
December 7, 2017

MATTHEW SMITH, Interim Chief Executive Officer effective December 7, 2017	—	—	—	—	—		—	—		—

ANITA WIMMER,	10,000		9.22	06/29/2018	5,530	(1)	4,811	9,507	(3)	8,271
Vice President –	20,000		8.64	06/29/2018				8,621	(4)	7,500
Finance/Corporate	50,000		3.20	06/29/2018				47,244	(5)	41,102
Controller	12,867		3.07	06/29/2018
	9,270		4.45	06/29/2018

____________

(1)

Represents the time-vested portion of 2014 restricted stock awards, which constituted 50% of the total 2014 award. The time-vested restricted stock cliff vested on the fourth anniversary of the grant date, i.e. January 14, 2018.

(2)	Based on the closing price per share of our stock of $0.87 as of December 29, 2017 (last trading day of 2017).
(3)	Represents the 2015 restricted stock awards, which vested upon the sale of substantially all our assets on March 2, 2018.
(4)	Represents the 2016 restricted stock awards, which vested as described on Page 8 of this proxy statement.
(5)	Represents the 2017 restricted stock awards, which vested as described on Page 8 of this proxy statement.

Retirement Plans

Our Named Executive Officers, other than Mr. Smith, participated in the company’s 401(k) plan on the same basis as our employees generally. We do not maintain any supplemental retirement plans or other similar executive retirement programs for our named executive officers.

Change of Control Arrangements

Mr. Prillaman

Effective December 7, 2017, Glenn Prillaman resigned as President and Chief Executive Officer and as a member of our Board of Directors pursuant to a separation agreement entered into by Mr. Prillaman with us. The separation agreement provided for a severance payment of $255,000 to be made to Mr. Prillaman within two business days of the effective date of his resignation and for the immediate vesting of the 491,607 shares of unvested restricted stock held by Mr. Prillaman. The separation agreement further provided for Mr. Prillaman to receive an additional payment of $510,000 within two business days of either the closing of the sale of substantially all our assets or the related asset purchase agreement being terminated; provided, however, that, in any event, the $510,000 lump sum payment shall be made no later than six months following the effective date of Mr. Prillaman’s resignation. The aggregate cash payment to Mr. Prillaman ($765,000) is the same amount that Mr. Prillaman would have been entitled to receive under the terms of his change in control agreement with us if he had experienced a qualifying termination of employment on or after the date of the sale of substantially all of our assets on March 2, 2018.

The separation agreement included a general release of claims by Mr. Prillaman in favor of us, our affiliates and current and former officers and directors and certain other parties. Mr. Prillaman also acknowledged in the separation agreement that he remains bound by certain provisions of his employment agreement, including the non-interference covenant, non-solicitation of employees covenant (as revised and restated in the separation agreement) and confidentiality covenant, each of which covenants will also be enforceable by Buyer after the closing of the sale of substantially all our assets or by an alternative buyer if the related asset purchase agreement was terminated and we closed an alternative sale transaction in 2018.

Anita W. Wimmer

We also have a change in control protection agreement with Ms. Wimmer. During the two years after a change in control (as defined in the change in control protection agreement), Ms. Wimmer is entitled to receive severance pay if her employment is terminated other than for cause (as defined in the change in control protection agreement) or if she terminates her employment for good reason which generally is defined to exist if:

(i)    there is a material reduction in her base salary,

(ii)   her authority, duties or responsibilities are materially reduced,

(iii)  she is required to report to a corporate officer or employee instead of reporting directly to the chief executive officer,

(iv)   her place of employment is relocated further than 50 miles from her current place of employment, or

(v)    any other action or inaction that constitutes a material breach by us or our successor of the change in control protection agreement.

In the event Ms. Wimmer’s employment is terminated in the circumstances described in the preceding sentence, she is entitled to receive the following severance payments:

(i)   two times base salary paid in a lump sum at termination,

(ii)  two times the average bonus paid over the last two prior fiscal years paid in a lump sum at termination,

(iii) a pro rata annual bonus for the year of termination, based on our actual results, payable when the bonus is otherwise payable, and

(iv) vesting in the outstanding stock awards that would have vested in the next two years.

If the total payments to Ms. Wimmer in connection with a change in control exceed the threshold at which such payments would become subject to the excise tax under Section 4999 of the Internal Revenue Code, then the payments under the change in control protection agreement are reduced until the total payments are below such threshold, unless the total payments without such reduction and after paying the Section 4999 excise tax would exceed such reduced amount.

The change in control protection agreement extends automatically for additional one-year terms at the beginning of each year unless either party to the change in control protection agreement gives notice on or before October 1 of any year that the agreement will not be extended.

The actual cash amounts payable to Mr. Prillaman in connection with his termination of employment on December 7, 2017 are as described above. The estimated cash payments that would have been provided to Ms. Wimmer upon termination under the various scenarios described above are quantified in the following table, assuming termination of employment took place on December 31, 2017 and without regard to any potential reduction to avoid taxes under Section 4999 of the Internal Revenue Code as described above.

Name	Termination Other Than For Cause After Change in Control; Termination for Good Reason After Change in Control($)
Anita W. Wimmer	360,000

In addition to the cash payments described above, Mr. Prillaman received accelerated vesting of 491,607 shares of restricted stock upon his termination of employment on December 7, 2017, with an aggregate fair market value (based on our closing price of $0.83 on such date) of $408,034. For Ms. Wimmer, if a change in control had occurred on December 31, 2017, all outstanding, unvested stock grants would have become fully vested. See “Outstanding Equity Awards at Fiscal Year End Table” for a summary of outstanding option and restricted stock grants at December 31, 2017. We did not have any change in control or severance arrangement with Mr. Smith.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to periodically seek a non-binding advisory vote from our stockholders to approve the compensation as disclosed under “Executive Compensation”, including tabular disclosures and narrative sections accompanying the tabular disclosures in this proxy statement. Since the required vote is advisory, the result of the vote is not binding upon the board of directors.

Our board of directors has adopted a policy for an annual “say-on-pay” advisory vote. In accordance with this policy, stockholders are asked to approve the following advisory resolution at the 2018 Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation awarded by the company to the named executive officers, as disclosed under “Executive Compensation”, including the tabular disclosures and other narrative executive compensation disclosures in the proxy statement for the 2018 Annual Meeting of Stockholders as required by the rules of the Securities and Exchange Commission.”

Our 2017 executive compensation program was designed to obtain and retain the services of highly-skilled executives who could perform multiple roles in our lean management team and to provide incentives linked to achievement of important financial goals and our stock price in order to enhance our performance and value to stockholders by aligning closely the financial interests of our executives with those of our stockholders.

Our board of directors urges stockholders to read the “Executive Compensation Program” beginning on page 7 of this proxy statement, which describes our executive compensation policies, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 9 through 12, which provide detailed information on the compensation of our named executive officers. The board of directors and the compensation and benefits committee believe that our 2017 executive compensation program was effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflected and supported these compensation policies.

Effect of Proposal

The say-on-pay resolution is non-binding. The approval or disapproval of this proposal by stockholders will not require the board of directors or the compensation and benefits committee to take any action regarding the company’s executive compensation practices. The final decision on the compensation and benefits of our named executive officers and on whether, and if so, how, to address stockholder approval or disapproval remains with the board of directors and the compensation and benefits committee.

Our board of directors believes that the compensation and benefits committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interest of the company and its stockholders.

Our board of directors values the opinions of the company’s stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the board of directors will carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions. The shares represented by proxy will be voted as specified by the stockholder. If a stockholder does not specify a choice, the shares will be voted in favor of the advisory resolution approving the compensation paid to certain executive officers.

Our board of directors believes that approval of the compensation paid to certain officers is in the best interest of all stockholders and, accordingly, unanimously recommends a vote “FOR” approval of the compensation paid to certain executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 23, 2018, by each stockholder we know to be the beneficial owner of more than 5% of our outstanding common stock, by each director and director nominee, by each of the Named Executive Officers and by all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Solas Capital Management, LLC	2,481,548	(a)	17.0%
Hale Partnership Fund, L.P. and related parties	2,245,151	(b)	15.4%
Royce & Associates, LLC	1,105,703	(c)	7.6%
Glenn Prillaman	783,597	(d)	5.4%
Jeffrey S. Gilliam	29,012		(g)
Steven A. Hale II	2,245,151	(e)	15.4%
John D. Lapey	476,391		3.3%
Matthew A. Hultquist	68,838		(g)(h)
Matthew Smith	--		(g)
Anita W. Wimmer	171,015	(f)	1.2%
All directors and executive officers as a group (5 persons)	3,705,166	(i)	25.3%

_______________________

(a)	The beneficial ownership information for Solas Capital Management, LLC (“Solas”) is based upon the Schedule 13D filed with the SEC on March 2, 2016 by Solas and its managing member, Frederick Tucker Golden (“Golden”). The Schedule 13D indicates that Solas and Golden each have shared voting and dispositive power over all of the reported shares. The business address of Solas and Golden is 1063 Post Road, 2nd Floor, Darien, Connecticut 06820.

(b)

The beneficial ownership information reported is based upon the Schedule 13D/A filed with the SEC on December 15, 2017 by Hale Partnership Capital Management, LLC, Hale Partnership Capital Advisors, LLC, Hale Partnership Fund, L.P., MGEN II – Hale Fund, L.P., Clark – Hale Fund, L.P., and Steven A. Hale II. The Schedule 13D/A indicates that Hale Partnership Capital Management, LLC, Hale Partnership Capital Advisors, LLC and Steven A. Hale II each have shared voting and dispositive power over all of the reported shares; the Schedule 13D/A also indicates that Hale Partnership Fund, L.P. has shared voting and dispositive power over 1,981,996 shares, MGEN II – Hale Fund, L.P. has shared voting and dispositive over 82,055 shares, and Clark – Hale Fund, L.P. has shared voting and dispositive power over 181,100 shares. The principal business and principal office address for each of the aforementioned parties is 2115 E. 7th St., Charlotte, NC 28204.

(c)

The beneficial ownership information for Royce & Associates, LLC (“Royce & Associates”) is based upon the Schedule 13G/A filed with the SEC on January 24, 2018. The Schedule 13G/A indicates that Royce & Associates has sole voting and dispositive power with respect to 1,105,703 shares. The principal business address of Royce & Associates is 745 Fifth Avenue, New York, New York 10151.

(d)

Includes 25,000 shares held in a joint account with spouse. The beneficial ownership information for Glenn Prillaman is based upon the Schedule 13D/A filed with the SEC on March 29, 2018 by Glenn Prillaman. The Schedule 13G/A indicates that Mr. Prillaman has sole voting and dispositive power with respect to all 783,597 shares.

(e)

Includes 1,981,996 shares held by Hale Partnership Fund, L.P. over which Mr. Hale shares voting and dispositive power as a result of his service as managing member of Hale Partnership Fund, L.P.’s general partner.

(f)	Includes 102,137 shares which could be acquired through the exercise of stock options.

(g)	1% or less.

(h)	Such shares are held in trust for the benefit of Mr. Hulquist and as to which he shares voting power with the trustee for the trust.

(i)

Includes 102,137 shares which could be acquired through the exercise of stock options. Includes 1,981,996 shares held by Hale Partnership Fund, L.P. over which Mr. Hale shares voting and dispositive power as a result of his service as managing member of Hale Partnership Fund, L.P.’s general partner.

INDEPENDENT PUBLIC AUDITORS

Fees and Services

The audit committee has appointed BDO USA, LLP (“BDO”) to serve as our independent public auditors for 2018. BDO has served as our independent public auditors since 2014.

Representatives of BDO are expected to be present at the 2018 Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following table sets forth the fees, including reimbursement of expenses, billed by, or expected to be billed by, BDO for services to the Company in the fiscal years ended December 31, 2016 and December 31, 2017, all of which were pre-approved by the audit committee.

	2016	2017
Audit Fees	$264,350	$229,946
Audit-Related Fees	—	—
Tax Fees	24,500	3,000
All Other Fees	—	—
Total	$288,850	$232,946

Audit Fees. Annual audit fees relate to professional services rendered for the audit of our annual financial statements and reviews of our Forms 10-Q.

Tax Fees. Tax Fees related to professional services rendered for an analysis of the “Change in Ownership,” as defined by Internal Revenue Code Section (“IRC Section”) 382.

Pre-Approval Policies and Procedures

The audit committee has established a policy to pre-approve all audit, audit-related, tax and other services proposed to be provided by our independent accountants before engaging the accountants for that purpose. Consideration and approval of these services generally occur at the audit committee’s regularly scheduled meetings. In order to address situations where it is impractical to wait until the next scheduled meeting, the audit committee has delegated the authority to approve non-audit services not in excess of $25,000 individually or in the aggregate to the chairman of the audit committee. Any services approved pursuant to this delegation of authority are required to be reported to the full audit committee at the next regularly scheduled meeting.

AUDIT COMMITTEE REPORT

The primary purpose of the audit committee is to assist the board in fulfilling its responsibility to oversee management's conduct of our financial reporting process, including internal control over financial reporting. Management is responsible for preparing the company’s financial statements and assessing the effectiveness of the company’s internal control over financial reporting. The independent accountants are responsible for performing an independent audit of the company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. In addition, the independent accountants also express their opinion on the company’s internal control over financial reporting. The audit committee is directly responsible for the appointment, compensation and oversight of the work of the company’s independent accountants.

In this context, the audit committee has met and held discussions with management and the independent accountants. Management represented to the audit committee that the company’s financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the financial statements with management and the independent accountants.

The audit committee discussed with the independent accountants matters required to be discussed by Auditing Standards No. 1301 (Communications with Audit Committees). In addition, the audit committee has discussed with the independent accountants the accountant's independence from the company and its management, including the matters in the written disclosures required by Rule 3526 (Communications with Audit Committees Concerning Independence) of the Public Company Accounting Oversight Board. The audit committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining the independent accountant's independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

The members of the Audit Committee are:

Jeffrey S. Gilliam, Chairman

John D. “Ian” Lapey

OTHER BUSINESS

Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

ADDITIONAL INFORMATION

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. The say-on-pay advisory resolution approving the compensation paid to certain executives will be adopted if this proposal receives the affirmative vote of the holders of at least a majority of the shares of our outstanding common stock represented at the meeting. The approval of any other matters properly brought before the meeting will require the affirmative vote of the holders of at least a majority of the shares of our outstanding common stock represented at the meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder’s shares will not be voted on such matter. Thus an abstention from voting on a matter has the same legal effect as a vote “against” the matter, even though the stockholder may interpret such action differently. With respect to the election of directors, the nominee in the class which term ends in 2021 receiving the greatest number of votes cast for the election of directors will be elected.

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote on a matter will count toward a quorum. “Broker non-votes” will not count toward a quorum and will not be voted on any matter to be considered at the meeting.

If you hold your shares in street name and you do not provide your broker with timely voting instructions on the election of directors or the say-on-pay vote, rules governing voting of proxies by brokers will not permit your brokerage firm to vote your shares. Consequently, without your voting instructions on the election of directors, the say-on-pay vote, a “broker non-vote” will occur.

Internet Availability of Proxy Materials

Under rules adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the Internet and sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice includes instructions on how to access the proxy materials on the Internet and instructions on how to access the proxy card to vote over the Internet. Paper copies of the proxy materials are available to stockholders upon request. We provide instructions on the Notice on how to request paper copies.

Stockholder Proposals for 2019 Annual Meeting

Any stockholder desiring to present a proposal to the stockholders at the 2019 Annual Meeting and who desires that such proposal be included in our proxy statement and proxy card relating to that meeting, must transmit such proposal to our Secretary so that it is received at our principal executive offices on or before December 31, 2018. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations. Any stockholder desiring to present any other matter (other than the nomination of a director) in person before the 2019 Annual Meeting is required by our bylaws to notify our Secretary in writing no later than the close of business on the 60th day prior to the one-year anniversary of the immediately preceding annual meeting. For the 2019 Annual Meeting, written notice must be delivered no later than the close of business on April 19, 2019. Any such notice must include the information required by Article II, Section 12 of our bylaws.

With respect to stockholder proposals that are not included in the proxy statement for the 2018 Annual Meeting, the persons named in the proxy solicited by our board of directors for the 2018 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including with respect to proposals we receive after February 27, 2018.

By Order of the Board of Directors,

Bradley G. Garner

Secretary

April 30, 2018

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
Vote by Internet or Telephone - QUICK ★ ★ ★ EASY
IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

HG HOLDINGS, INC.	Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 17, 2018.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card avail- able when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	X

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCK- HOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEM (1), “FOR” ITEM (2), AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

Election of Directors						FOR	AGAINST	ABSTAIN
1.	Election of director for three-year term ending 2021.	FOR Nominee listed to the left	WITHHOLD AUTHORITY to vote for nominee listed to the left	2.	An advisory vote regarding the approval of compensation paid to certain executive officers.	☐	☐	☐
(1)	Matthew A. Hultquist	☐	☐	3.	In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

CONTROL NUMBER

Signature	Signature, if held jointly	Date	, 2018

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on June 18, 2018

The following Proxy Materials are available to you to review at: http://www.cstproxy.com/hgholdingsinc/2018

-	Annual Report for the year ended December 31, 2017,
-	Company’s 2018 Proxy Statement,
-	Proxy Card, and
-	any amendments to the foregoing materials that are required to be furnished to stockholders.

ACCESSING YOUR PROXY MATERIALS ONLINE Have this notice available to vote your proxy electronically. You must reference your company ID, proxy number, and account number.

Directions to the Annual Meeting of Stockholders can be obtained by calling (252) 355-4610 Ext. 2

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

HG HOLDINGS, INC.

Annual Meeting of Stockholders - June 18, 2018

The undersigned hereby appoints Bradley G. Garner and David W. Robertson and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of HG Holdings, Inc. (the “Company”) held of record by the undersigned on April 23, 2018, at the Annual Meeting of Stockholders to be held on June 18, 2018, and at any adjournment thereof.

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held on June 18, 2018, receipt of which is hereby acknowledged.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

(Continued, and to be marked, dated and signed, on the other side)